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                                                                EXHIBIT 1(a)-10



                               SIERRA TRUST FUNDS
                   AMENDMENT NO. 10 TO MASTER TRUST AGREEMENT
    (DESIGNATION OF ADDITIONAL FUNDS (OR SUB-TRUSTS) AND CLASSES OF SHARES)


                 Pursuant to Article IV of the Master Trust Agreement dated February 22, 1989, as amended (the "Master Trust Agreement"), of Sierra Trust Funds (the "Trust"), the Trustees of the Trust hereby designate an additional series of Shares (as defined in the Master Trust Agreement) (such series and each of the other series of the Trust, a "Fund," referred to in the Master Trust Agreement as a "Sub-Trust"), and the following classes of Shares of the additional Fund of the Trust, to have the following special and relative rights:

         1.      The additional Fund shall be designated as follows:

                          Target Maturity Fund 2002

         2. Shares of the additional Fund in Paragraph 1 above shall have the relative rights and preferences set forth in Article IV of the Master Trust Agreement.

         3. The Shares of the Fund shall be classified into one class of shares: Class A Shares.



                 IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 20th day of January, 1995.




 \s\ David E. Anderson                      \s\ Arthur H. Bernstein, Esq.
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David E. Anderson                           Arthur H. Bernstein, Esq.




 \s\ F. Brian Cerini                        \s\ Edmond R. Davis, Esq.
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F. Brian Cerini                             Edmond R. Davis, Esq.



 \s\ John W. English
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John W. English